Exhibit 21

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
Fidelity Chemical Products Malaysia SDN.BHD	Malaysia
OM Holdings, Inc.	Delaware
OMG Americas, Inc.	Ohio
OMG Asia-Pacific Co., Ltd.	Taiwan
OMG Belleville, Limited	Canada
OMG Europe GmbH	Germany
OMG Fidelity, Inc.	Delaware
OMG Finland Oy	Finland
OMG Harjavalta Chemicals Holding BV	Netherlands
OMG Harjavalta Nickel Oy	Finland
OMG Japan, Inc.	Japan
OMG Jett, Inc.	Ohio
OMG Kokkola Chemicals Holding BV	Netherlands
OMG Kokkola Chemicals Oy	Finland
OMG Chemicals Pte, Ltd.	Singapore
OMG Thailand Co., Ltd.	Thailand
OMG Vasset, S.A.	France
Harko CV	Netherlands
Groupement Pour Le Traitement Du teril De Lubumbashi (55%)	Jersey
Societe De Traitement du Terril De Lubumbashi (55%)	Democratic Republic of Congo
OMG Cawse Pty Ltd.	Australia
OMG U.K. Limited	United Kingdom
OMG KG Holdings, Inc.	Delaware
Key Professional Services Ltd.	Gibraltar
OMG Kokkola Chemicals Holding (Two) BV	Netherlands
OMG Electronic Chemicals Pte LTD	Singapore
Plaschem (Suzhou) Technology Co LTD	China